FORM 8-K ---CURRENT REPORT

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of Report (Date of earliest event reported) November 8, 2001.

Andersen Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware 0-1460 06-0659863

(State or other Jurisdiction Commission (IRS Employer

of Incorporation) File Number) Identification No.)

515 Madison Avenue, Suite 2600, New York, NY 10022

(Address of Principal Executive Offices)

Registrant's telephone number, including area code (212) 826-8942

(Former name of former address, if changed since last report.)

Item 5. Other Events and Regulation FD Disclosure

On November 8, 2001, Andersen Group, Inc. (the "Company") and its wholly-owned subsidiary, The J.M. Ney Company ("Ney") entered into an Asset Purchase Agreement (the "Agreement") with Deringer Mfg. Company of Mundelein, Illinois and Deringer Acquisition Corp. (collectively, "Deringer"), under which Deringer would purchase substantially all of the assets and assume certain of the liabilities of Ney. Under terms of the Agreement, Deringer would purchase substantially all of Ney's inventory, manufacturing equipment and office furniture and equipment, and would assume liability for certain equipment leases and employee-related expenses, including accrued vacation expenses.

Under terms of the Agreement, Deringer may terminate the Agreement at any time through December 10, 2001 if it is not satisfied in its sole discretion with its review of customer relationships or the terms of any fixed price contracts. The Agreement also sets forth other events that would give rise to the termination of the Agreement by either party.

Based upon the October 31, 2001 account balances and the value of the net assets of Ney to be acquired, the Company estimates that the proceeds from Deringer to be approximately $12 million. The actual purchase price to be paid will be based on (i) a fixed price for the equipment and furniture acquired; (ii) the book value of other assets acquired and liabilities assumed; and (iii) the market value at the time of closing of the precious metal content of the inventory being acquired.

In addition to receiving the proceeds from the sale of the assets purchased by Deringer, Ney expects to collect its accounts receivable invoiced prior to the closing, and to realize the value of certain components of inventory not being purchased, together with certain prepaid expenses and the proceeds from the sale of other retained assets. Ney also will retain ownership of its Bloomfield, Connecticut manufacturing facility, which will be leased to Deringer under terms of an eight-year lease.

Ney will also retain its overfunded pension plan. Actuarial gains from curtailment of service of Ney's present employees are expected to substantially offset unrecognized actuarial losses, and accordingly, are not expected to be a factor of the reported gain on the sale upon the closing of the transaction.

Ney will retain liabilities not assumed by Deringer, including the payment of outstanding borrowings under its revolving credit agreement at the time of the closing, and the remaining $1.5 million of principal plus interest due under a term note, both of which are owed to Sovereign Bank.

Of the total purchase price to be paid by Deringer, $600,000 of the cash paid at closing will be held in escrow, of which up to $300,000 may be disbursed within the first 18 months. The remaining escrow will be disbursed 18 months after the closing of the transaction, net of any potential deductions for indemnified claims, as set forth in the Agreement.

The Company will solicit the vote and approval of its shareholders and bondholders and will work towards closing this transaction by the end of January 2002.

Forward Looking Statements

The statements contained in this Form 8-K that are not historical information are forward-looking statements that relate to future events or our future financial performance, including statements regarding the Company's and its consolidated and unconsolidated subsidiaries' expectations, beliefs, plans, estimates, intentions or strategies for the future. Forward-looking statements include statements regarding the operations, financing and/or inventory of the Company or its consolidated and unconsolidated subsidiaries and affiliates. All forward-looking statements included in this filing are based upon information available to the Company as of the date hereof and it assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. Potential risks and uncertainties with respect to statements included in this Form 8-K include, but are not limited to, the Company's inability to close this transaction based upon an assessment made by Deringer that they were not satisfied with Ney's customer relationships, or there was a Material Adverse Effect with respect to the property, operations, condition or prospects for Ney, and fluctuations in precious metal prices through the closing of this transaction. Risks and uncertainties concerning the Company's operations are discussed in Company filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K.

Item 7. Financial Statements and Exhibits.

(c) Exhibits -

99-1 Asset Purchase Agreement by and among Deringer Acquisition Corp., Deringer

Mfg. Company, The J.M. Ney Company and Andersen Group, Inc., dated as of November 8, 2001

99-2 Press release dated November 8, 2001

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duty caused the report to be signed on its behalf by the undersigned hereunto duly authorized.

Andersen Group, Inc.

(Registrant)

Date: November 8, 2001 /s/ Andrew M. O'Shea

Andrew M. O'Shea

Chief Financial Officer